Exhibit 5.1

Machado, Meyer, Sendacz e Opice Advogados Rua José Gonçalves de Oliveira, nº 116, 5º andar Itaim Bibi, São Paulo, SP, Brasil, 01453-050 +55 (11) 3150-7000

São Paulo, September 10, 2025.

Suzano S.A.

Av. Professor Magalhães Neto, 1752, 10th floor

Salvador, Bahia, CEP 41810-012

Brazil

Ladies and Gentlemen:

We have acted as Brazilian counsel to Suzano S.A (“Guarantor”), a sociedade anônima (corporation) organized under the laws of the Federative Republic of Brazil (“Brazil”) in connection with the offering by Suzano Netherlands B.V. (the “Company”), pursuant to shelf registration statement on Form F-3, filed with the U.S. Securities and Exchange Commission (the "SEC") on April 30, 2025, as amended as of its most recent effective date and the documents incorporated by reference therein (the "Registration Statement") under the Securities Act of 1933, as amended (the “Securities Act”), of US$1,000,000,000 (one billion US Dollars) aggregate principal amount of 5.500% global notes due 2036 (the “Notes”), fully and unconditionally guaranteed by the Guarantor (the "Guarantee" and, together with the Notes, the “Securities”), pursuant to indenture, dated as of September 10, as supplemented by a supplemental indenture dated as of September 10, among the Company, the Guarantor and The Bank of New York Mellon, as the trustee (the “Supplemental Indenture”) (the “Indenture”).

All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Registration Statement.

We have not undertaken any investigation of the laws of any jurisdiction outside Brazil and this opinion is given solely in respect of Brazilian law as effective on the date hereof, and not in respect of any other law. In particular, we have made no independent investigation of the laws of the State of New York and do not express or imply any opinion on such laws. This opinion is issued solely for the purposes of the filing of the Registration Statement and is not to be relied upon in respect of any other matter.

For the purposes of giving this opinion we have examined originals or copies, certified or otherwise identified to our satisfaction, of the (a) Registration Statement, (b) the Indenture and the Guarantee included therein, (c) the Notes, (d) the Guarantor’s corporate documents, and (e) such other documents and instruments, and such matters of law as we have deemed necessary or appropriate in connection with the opinions expressed herein.

In rendering the opinions expressed below, we have assumed that:

(i)	all Securities will be issued and sold in compliance with all applicable laws and in the manner stated in the Registration Statement and the Indenture;
(ii)	the underwriting agreement entered into by and among the Guarantor, the Company, and other parties on September 3, 2025 (“Underwriting Agreement”), has been duly authorized and validly executed and delivered by the all the parties thereto (except the Guarantor, to the extent such execution and delivery is governed by Brazilian law);
(iii)	the validity and enforceability of the Indenture, the Notes and the Underwriting Agreement under the laws governing such documents (other than the laws of Brazil) and, to the extent that any obligation under the Indenture is to be performed in, or is otherwise subject to the laws of, any jurisdiction other than Brazil, the legality of such performance under the laws of such jurisdiction.

We have relied as to factual matters upon, and have assumed the accuracy of, representations, statements and certificates of or from public officials and of or from officers and representatives of the Guarantor.

Based upon the foregoing, and subject to each and all of the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

i.	the Guarantor is a sociedade anônima (corporation) duly organized and validly existing under the laws of Brazil;
ii.	the Guarantor has the corporate power to, and all necessary corporate action has been taken to execute and deliver the Indenture;
iii.	the Indenture has been duly authorized, executed and delivered by the Guarantor and, assuming due authorization, execution and delivery thereof by the other parties thereto, constitutes a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms; and
iv.	the Guarantee has been duly authorized, executed and delivered by the Guarantor and, when the Notes are authenticated as provided in the Indenture and delivered against payment therefore as provided in the Underwriting Agreement, the Guarantee will have been duly issued and will constitute a legal, valid, and binding obligation of the Guarantor.

The opinions set forth above are subject to the following qualifications:

a.	enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, judicial and out-of-court reorganization proceedings, moratorium, liquidation and other laws of general application relating to or affecting the rights of creditors. Claims for certain statutory credits will have preference over any claims, including secured ones. If the obligation of the Guarantor under the Indenture and the Guarantee is deemed to be a free of charge obligation (obrigação a título gratuito), no assurances can be given that such obligation will be enforceable against such Guarantor under judicial reorganization or bankruptcy proceedings filed by or brought against such Guarantor, pursuant to the Brazilian bankruptcy law (Law No. 11,101, of February 9, 2005, as amended);
b.	in order to ensure the admission and enforceability of the Indenture and the Securities, as the case may be, before the public agencies and courts in Brazil (i) the signatures of the parties thereto signing outside of Brazil shall have been notarized by a notary public licensed as such under the law of the place of signing and the signature of such notary public shall have been legalized by a Brazilian Consulate or be apostilled in accordance with the Convention Abolishing the Requirement of Legalization for Foreign Public Documents dated as of October 5, 1961, pursuant to the Decree 8,660 dated as of January 29, 2016, and those documents shall have been translated into Portuguese by a sworn translator, except if such procedures were exempted by an international treaty entered into by Brazil, and (ii) the Indenture, the Securities and their respective sworn translations shall have been registered with the appropriate Registry of Titles and Deeds in Brazil, together with their sworn translations; and
c.	any final judgment against the Guarantor rendered by any non-Brazilian courts will only be enforceable in the courts of Brazil if ratified by the Brazilian Superior Court of Justice (Superior Tribunal de Justiça), without any retrial or re-examination of the merits of the original action, provided that such foreign judgment must meet the following conditions: (i) it must comply with all formalities necessary for its enforcement under the laws of the place where it was rendered; (ii) it must have been issued by a competent court after the proper service of process on the parties; (iii) it must not be subject to appeal; (iv) it must not offend Brazilian national sovereignty, public policy or good morals; and (v) it must be apostilled or consularized, as applicable, in the jurisdiction where it was issued and be accompanied by a sworn translation thereof into Portuguese language.

We are qualified to practice law in Brazil only and therefore the opinions expressed in this letter are limited to questions arising under the laws of Brazil. Therefore, this opinion does not cover any questions arising under or relating to any laws other than the laws of Brazil as in effect at the date of this opinion and we have assumed that there is nothing in any other law that affects our opinion.

This opinion is dated as of today and we also expressly disclaim any responsibility to advise with respect to any developments, modifications or circumstances of any kind occurring after the date hereof, even though such development or modification may affect the legal analysis, legal conclusion or any other matter set forth in or relating to this opinion letter. In rendering the opinions set forth herein, we note that any conclusion on any particular issue is not a guarantee or prediction of what a court would decide but, rather, sets forth our conclusions as to what would or should be the proper result for a court to reach in a properly presented and decided case in which the facts and assumptions relied on herein are established.

We express no opinion as to any agreement, instruments or other documents other than as specified in this letter. This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to any related supplemental registration statement filed pursuant to the rules applicable thereto.

Very truly yours,

/s/ Machado, Meyer, Sendacz e Opice Advogados

Machado, Meyer, Sendacz e Opice Advogados

4